EXHIBIT 99.1
Conference Call Transcript

CAT – Q3 2007 Caterpillar Inc. Earnings Conference Call

Event Date/Time: Oct. 19, 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

 Mike DeWalt
 Caterpillar Inc. - IR

 Jim Owens
 Caterpillar Inc. - Chairman, CEO

 Doug Oberhelman
 Caterpillar Inc. - Group President

 Dave Burritt
 Caterpillar Inc. - VP, CFO

CONFERENCE CALL PARTICIPANTS

 Ann Duignan
 Bear, Stearns & Co. - Analyst

 Eli Lustgarten
 Longbow Research - Analyst

 Joel Tiss
 Lehman Brothers - Analyst

 Alex Blanton
 Ingalls & Snyder LLC - Analyst

 Andrew Obin
 Merrill Lynch - Analyst

 Daniel Dowd
 Sanford C. Bernstein & Company - Analyst

 David Bleustein
 UBS - Analyst

 David Raso
 Citigroup - Analyst

 Barry Bannister
 Stifel Nicolaus - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Caterpillar third-quarter 2007 earnings results conference call. At this time, all lines have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, Mike DeWalt, Director of Investor Relations. Sir, the floor is yours.

Mike DeWalt - Caterpillar Inc. - IR

Good morning, everybody, and welcome to Caterpillar's third-quarter conference call. Again, I am Mike DeWalt, the Director of Investor Relations, and I'm pleased to have our Chairman and CEO, Jim Owens, Group President, Doug Oberhelman, and our CFO, Dave Burritt, with me on the call today to help answer your questions.

This call is copyrighted by Caterpillar and any use, recording, or transmission of any portion of this call without the expressed written consent of Caterpillar is strictly prohibited. If you would like a copy of today's transcript, you can go to the SEC filings area of the investor section of our cat.com Web site or to the SEC's Web site, where it will be filed today as an 8-K.

In addition, certain information relating to projections of our results that we will be discussing today is forward-looking and involves risks, uncertainties, and assumptions that could cause actual results to materially differ from the forward-looking information. A discussion of some of the factors that individually or in the aggregate we believe could make our actual results differ materially from the projections discussed today can be found in our cautionary statement under item 1A, Business Risk Factors, of our form 10-K filed with the SEC back on February 23, 2007.

Okay, earlier this morning we reported third-quarter results. Sales and revenues were $11.442 billion and profit per share was $1.40. This was the best quarter for sales and revenues ever, not just the best third quarter. In terms of profit per share, it was the best third quarter in our history and our second-best quarter of any quarter ever.

Sales and revenues were up $925 million, or 9%, from the third quarter last year. A couple of points about the sales and revenues in the quarter. First, this is the first quarterly comparison where Progress Rail is in the base period. We acquired Progress Rail in mid-June last year and it was included in our third-quarter results last year. That makes the top line growth of 9% this quarter all the more impressive. During the first half of 2007, kind of for reference, sales and revenues were up 7% and about half of that was because of the Progress Rail acquisition. In this quarter, Progress Rail is not a factor in the 9% increase.

A second point is that this was only the second time in the past ten years where sales and revenues in the third quarter exceeded sales and revenues in the second quarter, which is usually a seasonally-strong quarter.

All in all, it was a pretty good quarter for sales and revenues. The growth was driven by continued and significant strength in sales outside North America, continued strength in a number of key global-end markets, like mining, oil and gas, and engines for electric power generation, marine, and industrial applications. Sales and revenues increased 36% in the Europe, Africa, Middle East region, 30% in Asia-Pacific, and 20% in Latin America.

On the other hand, sales and revenues in North America were down 11%. From an end-market standpoint, inside North America, it is a very weak picture for many of the industries that we serve. U.S. housing is down and we expect it to continue its decline. Nonresidential construction is weak. Coal mining and quarrying are down in the U.S. And on-highway truck engines are down significantly from last year and we do not see much sign of a major turnaround for awhile. From an end-markets perspective outside the United States, almost everything is up and some end-markets, like mining and oil and gas, are booming.

Price realization in the quarter was also in better shape. We were up $267 million, which is almost equal to the year-over-year increase from the first quarter and the second quarter combined.

To cap off the review of third-quarter sales, I think it is important to summarize what happened to dealer inventories in the quarter. First, we said before that we expected the decline in North American dealer inventories would have a negative impact on our sales this year to the tune of about $1 billion. So far this year, North American dealers have reduced machine inventories by about $1.1 billion. By comparison, last year through the first nine months, their inventories were up about $200 million. During the third quarter, North American dealers reduced inventories a little more than $250 million and by comparison, during last year's third quarter, they cut as well, but only by $100 million.

Outside North America, dealers held inventory about flat during the quarter and by comparison, during the third quarter a year ago, they reduced inventories a little over $100 million.

Okay, let's turn to third-quarter profits. Profit per share, again, was $1.40 and that's $0.26 a share, or 23%, ahead of last year. Again, that is our best third quarter ever and our all-time second-best quarter of any. If you look at our consolidated operating profit as a percent of sales and revenues, that is our operating ROS, Q3 was our best quarter this year and in fact was our best quarter since Q2 last year. It was also better than the full years of 2004 and 2005, which at the time were record years for profit and profit per share.

The improvement in profit versus the third quarter last year was largely a result of better price realization and the additional physical sales volume. Those improvements were partially offset by higher core operating costs and negative currency-related impacts. The core operating cost increase was $294 million, primarily related to increases in manufacturing costs. About 30% of the $294 million increase in core operating costs was from higher material costs. The remainder was primarily higher factory, labor and overhead costs.

The impact of currency on profit before tax was negative about $60 million in the quarter. That affected profit per share by about $0.06 and is not something we had previously expected. It was primarily a result of a weakening dollar during the quarter. About 16 of that $60 million was in operating profit and you will see it on the third quarter waterfall chart on page 10 of this morning's release. What that $16 million reflects is that sales and revenues were positively impacted by currency by $174 million, but operating costs rose $190 million as a result of currency changes.

The remainder of the $60 million impact of currency changes was in the other income and expense line, which is below operating profit, but before profit before tax. That was primarily due to net translation losses on our non-U.S. dollar-denominated assets and liabilities.

Okay, let's turn to cash flow for a minute and that is a positive story as well. Year-to-date, Machinery and Engines operating cash flow was just over $3 billion and that is an improvement of about $250 million from the same period last year.

Okay, just a quick summary and I will move onto the outlook. For the quarter, all things considered, sales volume and price realization were very strong. It was our best sales quarter ever, our best third-quarter profit ever and our operating ROS improved. Core operating costs went up $294 million and that is more than we expected. Currency impact hit us by about $60 million in the quarter and we had not expected that either.

Okay, let's turn to the outlook. This morning in our release, we left our sales and revenues outlook unchanged for 2007 at about $44 billion. We moved our outlook range for profit down a little. We're now expecting profit per share to end the year in the range of $5.20 to $5.60. That is a little lower than our previous outlook, which was $5.30 to $5.80 per share.

The major driver in the outlook change is cost levels. We have moved our full-year increase in core operating costs from $700 million to about $1 billion. We're moving forward with the Cat Production System, but we clearly have more work to do.

Okay, let's turn to 2008. Our preliminary outlook for 2008 reflects another year of increasing sales and revenues by about five to 10% from 2007. You know, and that increase is despite a very weak economic picture in the United States. We're expecting weak growth in the U.S., with GDP at about 1.5% for the full year, which is well below the economy's potential and historic average growth rates. While we do expect additional rate cuts by the Fed, we do not expect much benefit to the economy or the industries we serve in 2008.

In the U.S., we expect housing starts to decline further to about 1.2 million units for the full year 2008 and that is a drop from our 1.4 million estimate for 2007. That would make 2008 one of the worst years in the last 50 and as you look at housing starts in relation to either population or the size of the country's housing stock, that picture is even worse.

As a result of weakness in the overall economy, we expect the on-highway truck industry to remain depressed in 2008, but at levels that are little higher than 2007. And we expect continued pressure on many of the other industries we serve in the U.S.

Thankfully, outside the United States, we're seeing a very different picture. We expect solid growth to continue in each of the regions outside North America. Europe, Africa, Middle East, Asia-Pacific, and Latin America are all expected to continue economic growth in 2008 at levels that support higher sales for Caterpillar.

Okay, let me summarize for a moment the pluses and minuses to our sales outlook for next year. First, the negative items. Well, really one negative item, and that is the U.S. economy and its impact on end-user demand in many of the industries we serve. The positive for sales include continued growth outside the U.S., continuing strength in several global key end markets, like mining, oil and gas, electric power and marine, and a significant reduction in the impact of declining dealer inventories, particularly in North America. Dealers took out a significant chunk of inventory in 2007 and, while we expect dealers will take a little bit more in 2008, the negative impact should be significantly less than in 2007. Finally, while the on-highway truck industry is expected to remain anemic, it should still be an improvement over 2007.

Turning to profit, for 2008 our preliminary outlook reflects profit per share increasing five to 15% for 2008. That would make 2008 our sixth consecutive year of profit per share growth and another record year.

To summarize our view of the future, we expect 2007 and 2008 to be record-setting years with continued growth for Caterpillar, despite the weak U.S. economy and some severely-depressed U.S. end markets in both years: like housing and on-highway trucks. We expect continued growth outside North America. We are confident in our ability to deliver on our 2010 goals for sales and profit growth. And that means sales and revenues over $50 billion and a compound annual profit per share growth of 15 to 20% from our 2005 starting point. We are confident in our direction on the Cat Production System and we are seeing overall improvements in safety and quality and pockets of excellence in cost and velocity.

Okay, let's move on to the Q&A portion of our call and to get as many of your questions in as possible, please limit yourself to one question and one follow-up. And we are ready for the first question.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Ann Duignan.

Ann Duignan - Bear, Stearns & Co. - Analyst

Bear Stearns. I guess my first question is around your outlook for 2010. Jim, maybe you could comment since you have talked before about an earnings range of $8 to $10 by 2010 and that will be implied with 15 to 20% earnings growth. But now, if we look at the top end of that, you would have to grow earnings something like 30% in the next couple of years to achieve the high end of that. Is that something you think that Caterpillar can do at this point or do you need to relook at your target for earnings in 2010?

Jim Owens - Caterpillar Inc. - Chairman, CEO

Ann, I would say we're very comfortable with that range and ability to grow our earnings per share by 15 to 20% between here and there. Keep in mind that in 2007 in the U.S., which has been our highest-margin market, we have experienced pretty severe recessionary conditions in housing and on-highway truck segment and managed a very significant inventory correction with U.S. dealers while that was going on. We're in the process of investing pretty heavily in creating new capacity, if you will, and particularly in the Asia-Pacific theater.

So we have a lot of new investment under way that needs to be managed and managed well. And, we are investing in the Cat Production System and in the start-up and roll-out of that globally, a huge change management project.

So bottom line is I think we're moving in all the right directions. We have managed through some pretty turbulent markets this year and I have the zenith of high confidence that will be in that 15 to 20% range and I hope at the high end of it.

Ann Duignan - Bear, Stearns & Co. - Analyst

But you have to grow your earnings 30% in the next couple of years to achieve the target of $8 to $10 in earnings by 2010. Do you think that is achievable?

Jim Owens - Caterpillar Inc. - Chairman, CEO

Yes.

Ann Duignan - Bear, Stearns & Co. - Analyst

Okay. And one follow-up. Can you just give us an update? You did note that you are still negotiating with Shin Caterpillar Mitsubishi. I think you would have thought yourself that that negotiation would be completed by now. Could you just give us the status of how that negotiation is going and when you expect to actually close that discussion?

Mike DeWalt - Caterpillar Inc. - IR

Ann, this is Mike. I will answer that. We actually had a Q&A on that in the release and you're right. We started the year, at the time, it was our expectation that we would get it done in the second half of this year. It looks like it might fall into next year. We said that in a Q&A. I would not read too much into that.

I think it is just a case where we are trying to nail down all the details. It has been a company that we and Mitsubishi have shared for over 40 years and it is a phased -- and we talked about this before -- it is going to be a phased purchase and so for a while we will be operating it together. And there's just a lot of details related to putting that together. I would not read anything negative into it at all.

Jim Owens - Caterpillar Inc. - Chairman, CEO

One other thing I would add to that is we are continuing to have really outstanding working rapport between our Shin Caterpillar Mitsubishi joint venture and investments we're putting in place across Asia and the deep integration initiatives that are underway in that theater. And I think that is a very important positive, so we will hit the ground running pretty seamlessly on this.

Ann Duignan - Bear, Stearns & Co. - Analyst

That was really my question, is there any risk to that transaction closing?

Jim Owens - Caterpillar Inc. - Chairman, CEO

It's very positive.

Ann Duignan - Bear, Stearns & Co. - Analyst

Is it in guidance?

Mike DeWalt - Caterpillar Inc. - IR

No, we do not have anything for next year in the guidance for that because, again, the timing is -- we don't know exactly when it is going to hit and so it would be kind of tough to include it in the year.

Ann Duignan - Bear, Stearns & Co. - Analyst

I think you told us $1.5 billion, just to clarify?

Mike DeWalt - Caterpillar Inc. - IR

Yes, when we actually consummate the deal, we will provide a lot more details. It is very complex in terms of how it is going to impact the numbers, so we will do more of a deep dive when it happens.  Thanks, Ann.

Ann Duignan - Bear, Stearns & Co. - Analyst

Thanks.

Operator

Eli Lustgarten.

Eli Lustgarten - Longbow Research - Analyst

Longbow Securities. Can we talk a little bit about the two big issues that are impacting both the bigger increase in core manufacturing costs and the surprise currency both for the fourth quarter and next year? I guess the big disappointment is that costs are eating you up much more -- we see more impact on costs on Caterpillar than virtually anybody else that we see. The 30% that's material, the other parts -- the other factors. Can you talk about what would you expect in fourth quarter and what should we expect next year on the core manufacturing costs, putting the two out, the material and the other factors, and also that big currency impact that we got nailed with, the $0.06 that was surprising? Caterpillar has always been a weak dollar and to have a negative impact is sort of a big surprise, I think, to most of us.

Mike DeWalt - Caterpillar Inc. - IR

I can handle those, Eli. We started the year with a pretty aggressive target on cost. Outside of depreciation increase on the capital plan, we were looking for pretty flat costs, including flat material costs, for the year. We have been surprised by material costs, commodity prices year-over-year are still up. I mean, they were high last year and now even higher. Material costs have kind of gone from an expectation of being about flat to being up about 1.5%. That has been a part of the driver as well.

We came into the year expecting that we would be able to -- in terms of the other factory costs -- we that would have enough efficiency improvement to offset inflation. We had pretty aggressive plans to deliver that. We have been behind that. We thought we were going to make a bit more improvement than we did in the third quarter. I will say that in the third quarter, we did make a bit of improvement from the second quarter, but, again, not as much as we had thought. So I think the year-over-year increase is -- we did not get as much cost reduction to offset inflation as we thought we were going to get. Material costs have hit us a bit harder.

I am going to switchover for a second and talk about currency, because I think for a lot of people, the automatic assumption is a weak dollar flows right to our bottom line. That is not really the case. We have worked very hard over the last 20 years to have a reasonably-balanced position in terms of transactions in non-U.S. dollars. In the euro, for example, we are reasonably closely balanced in the euro. We actually have a few more sales than we do costs, which would be a benefit.

Within the UK, for example, we have significant operations, more so than we have sales. So we have a lot more costs in the UK, for example, than we do have sales. In fact, if you look at the currency movement in the quarter, the dollar weakened more against the UK pound than it did the euro. So not only is that where our cost exposure is, that particularly currency even moved a little bit more.

So we are reasonably balanced, but not totally balanced. The impact on operating profit was $16 million.

Then you have your balance sheet position. We have a net liability position in currencies other than the dollar. During the third quarter, the dollar weakened quite a bit against the euro, the pound, where we have a lot of balance sheet exposure. So that net liability position and the weaker dollar during the quarter gave us translation losses in the quarter.

More broadly on currency, and we talk about this a lot, there is a third impact that does not flow through your P&L immediately, it is a competitive impact. We're producing probably more in the U.S. than many of our global competitors, who may produce more, for example, in Japan. But actually, the dollar strengthened, at least average quarter to average quarter. I think endpoint it is a little weaker, but average quarter to average quarter, the dollar was actually stronger against the yen, so we didn't get a big benefit on the competitive side from that.

So all in all, bottom-line currency, we have a little bit more direct cost exposure than we do sales exposure, particularly in the UK pound. The pound moved a little more than the euro, which compounded that a little bit. Then we have a net liability balance sheet position and the movement in the quarter caused that.

Eli Lustgarten - Longbow Research - Analyst

I understand why it happens. The question is are we still at the mercy in the fourth quarter and next year on these factors? And those costs numbers, while we talk a little more material, they're just -- you just increase your impact on costs by another $250 million for the year. We know the massive swing numbers in a short period of time that is probably disappointing to most investors. The question is how does that -- does that reverse next year or what can we expect that to happen sort of as we look into 2008?

 Mike DeWalt - Caterpillar Inc. - IR

I am going to talk about '08 for just a moment, here, you know, on our guidance for '08, on up five to 15% on profit on sales that are up five to 10. We have not provided on purpose a lot of detail. We did not -- we commonly do not go into that level of detail on next year sort of at this point. In fact, this is only the third year we have actually even giving any kind of profit guidance for next year. We're still going through our detailed planning and so we still have more work to do on fleshing out all the details around the '08 plans. I think we're pretty comfortable at least at this point with the profit range and we have a start on the details, but I think we have more work to do before we are ready to go into much more detail.

Eli Lustgarten - Longbow Research - Analyst

I guess that’s it. All right, thank you.

Operator

Joel Tiss.

 Joel Tiss - Lehman Brothers - Analyst

Lehman Brothers. I wonder if you could -- two things. One, if Doug could talk a little bit about the breakeven points in the Engine business and what have happened during the course of the year to the breakevens to help the Engine business loss of volume be offset and see that result in the margins?

 Doug Oberhelman - Caterpillar Inc. - Group President

Well, I can only talk about good news and breakeven points and results in the Engine business. I mean, we have got all of our engine facilities, with the exception of those involved with on-highway, absolutely humming. Our order backlog is as great as it has been all through this run-up. We see marine and oil and gas still running away from us.

Our plan on capacity expansion for 3500 and 3600 and MaK is right on target, I am happy to report, right on budget, and right on plan. We're starting to see the increase in daily production of those engines. Markets are strong. Breakeven point keeps dropping and if you take the on-highway piece out, of course, it would look even better.

I'll take a moment to talk about on-highway. We are experiencing the worst market, also just like housing, probably since World War II. I don't know that, but those of you that saw September net orders of 11,000 trucks in the industry would recognize that. That is the lowest I can remember in a long, long time.

This is now into economic conditions. We are well past our 2007 introduction problems, the new technology and all that. GDP growth will drive freight tonnage and freight tonnage is dropping both in rail and truck. We see that continuing, frankly, right into spring and I think we won't know until spring or early summer where freight tonnage is going to land. We are worried about it. Certainly the winter is going to be awfully slow for truck and truck engine production.

We think our costs are pretty well under control in the engines. We have got a long ways to go with Cat Production System, which we're bringing in to that, as well. So there is upside there.

Joel Tiss - Lehman Brothers - Analyst

Okay, thank you. Can you also talk a little bit about -- it sounded like residential and nonresidential equipment growth rates in machines were declining at the same rate and given the differences in the end markets, that does not seem intuitive. Can you just explain that a little bit please?

Mike DeWalt - Caterpillar Inc. - IR

I was not trying to imply that they were declining at the same rate. I think what I was just trying to imply is that nonresidential is weak and declining in the United States, or North America, mostly United States. I was not trying to draw that specific a parallel, but for us, our sales I think are probably a little worse than some of the end market indicators, probably some spillover from housing. It is essentially, to a large degree, many of the same kind of machines you would use, similar machines use to build a subdivision as you would a Starbucks, for example. Rental overall is weak. Dealers had pretty young rental fleets as we started the year and have made fewer additions, particularly on the small end. That has hurt, as well.

Jim Owens - Caterpillar Inc. - Chairman, CEO

The good news there is the total number of machines in rental fleets is actually holding very steady and utilization rates are holding very solid. And so that is kind of the way we thought it might perform during a recessionary environment, so that is encouraging.

Joel Tiss - Lehman Brothers - Analyst

Thank you.

Operator

 Alex Blanton.

 Alex Blanton - Ingalls & Snyder LLC - Analyst

Ingalls and Snyder. Mike, the incremental profit margin -- and this relates, of course, to other things you've said, but I just wanted to get your response to it. On the gross profit line, year-over-year it was only 20%, almost 20% exactly on the Machines and Engines, increase in gross profit versus sales. And it is typically about 35%. Had it been 35%, your earnings per share would have been $0.13 a share higher than they were, about $1.53, which I think would have satisfied people. So what was the main reason for the low incremental profit margin year-over-year?

Mike DeWalt - Caterpillar Inc. - IR

A couple of points, Alex. You are in the ballpark on our variable margin rate, but there are a number of factory period costs or semi-fixed costs that are not in that 35% that do tend to go up over the course of the year, particularly with --

Alex Blanton - Ingalls & Snyder LLC - Analyst

I understand that, but it is typically 35% regardless of those things.

Mike DeWalt - Caterpillar Inc. - IR

No.

Alex Blanton - Ingalls & Snyder LLC - Analyst

And it was only 20%. It was less than -- see, the gross margin itself was 22.5% in the quarter and 22.7% last year. So your incremental gross profit margin was below that. And so that means that your gross margin, if that persisted, would decline to 20% over time. So those increases in fixed costs take place every year. So what was the reason why the incremental profit margin was disappointing? It can't be the fixed costs.

Mike DeWalt - Caterpillar Inc. - IR

Alex, I want to make two points here. One is that our variable margin rate, you're right, is in the mid-30 range, but there are other costs that go with that, which is --

Alex Blanton - Ingalls & Snyder LLC - Analyst

It was incremental profit margin I'm talking about, not -- that is what I'm talking about.

Mike DeWalt - Caterpillar Inc. - IR

I know, Alex, but what I am suggesting to you is that volume drives other costs that are not in variable costs, things like extra depreciation, which we did in fact have in the quarter, that relate to higher volume, higher capacity. I'm just using that as an example. I am just suggesting to you that 35% is too high a number to use for an average incremental margin over a year.

Alex Blanton - Ingalls & Snyder LLC - Analyst

In periods when sales are rising, that has been the historical rate over time for the last 30 or 40 years I have been following the stock, Mike, okay? Let me get at it -- go ahead.

Mike DeWalt - Caterpillar Inc. - IR

Okay, I'm going to answer the second -- I'm going to answer that in another way and then we need to move on. In the quarter, costs were up 294 in total and that includes period cost and volume-adjusted variable cost. So that is the rate impact and price realization was 167 [sic 267], so costs went up a little bit more than price.

Another factor, to some degree, was currency. We had $174 million increase on sales as a result of currency and costs went up $190 million because of currency. So in terms of margin rate, that had a negative impact, as well.

 Jim Owens - Caterpillar Inc. - Chairman, CEO

Maybe one other additional thought, Alex, is that we are getting an even-more-severe-than-expected swing between North America and Europe, Africa, Middle East and Asia-Pacific, particularly in the sort of core and smaller machines. And the variable margin is considerably lower outside the U.S. than inside.

Alex Blanton - Ingalls & Snyder LLC - Analyst

Okay, geographically. Now, your core operating costs were up -- you're $300 million, you said, for the year, but that is about $0.32 and your guidance only went down $0.15. So something was positively offsetting that. What was that?

Mike DeWalt - Caterpillar Inc. - IR

I'm going to answer this and then we'll go onto the next question. There are a couple of things that are positive besides the costs. We did have a slight decrease in the tax rate, but I think more important than that, our product mix is more positive than our previous outlook. In other words, large machines, large engines versus small machines, small engines. Product mix is positive, a little positive on the tax rate.

Alex Blanton - Ingalls & Snyder LLC - Analyst

Thank you.

Operator

Andrew Obin.

Andrew Obin - Merrill Lynch - Analyst

Merrill Lynch. Just a question on outlook for '08 and your comments that you have not fleshed out the guidance. If I take the kind of incremental margins you usually have on volumes and if I dropped those alone in your guidance, I actually get to above your guidance range of sort of $6 and that implies that your current outlook has more incremental costs next year versus pricing and I'm just a little bit surprised, given that you are expecting to see elements of Cat Production System next year. Basically it says that things will continue to get massively worse next year and is it just we are far from done with sort of looking at what it is or we simply do not know just how bad things can get next year? I think it is an important difference. It is conservatism or is it because as we look at these processes, there is something going on that we do not understand and just cannot quantify?

Mike DeWalt - Caterpillar Inc. - IR

I think, Andrew, it probably has more to do with the point in time where we are right now. I think the last thing that we would want to do is overpromise in terms of what we can deliver on in 2008. That gets you into a heck of a lot more trouble. So you want to have an outlook that is reasonable, have a reasonably good chance of accomplishment. That is what we have tried to do.

Jim Owens - Caterpillar Inc. - Chairman, CEO

Maybe just to add to that very briefly, Andrew, as we look at the year next year with I would say normal recessionary trough conditions in the United States, many of our competitors with excess inventory, although I think ours is in very good shape, and we intend to maintain our market positions.

Secondly, there is I think a lot of encouragement in the fact that for the larger end of our product range, which serves the oil and gas industry, the mining industry, for many of these products we are probably going to be on the verge of sold out for next year. We are probably going to be taking our CapEx numbers from around $1.8 billion this year to up somewhere north of $2 billion next year because we are working right at the edge of capacity, both ourselves and our suppliers for a number of models, both machines and engines that we build around the world. We are adding a lot of additional capacity in the rapidly-growing Asia-Pacific theater.

So I feel that this guidance -- also, we're coming into, now, working with each of our individual business units and finalizing our plans for 2008. So this is preliminary guidance. We hope it is reasonable, hopefully conservative, but we have got a lot to do to put this business plan together and quite frankly, a pretty full agenda in terms of products that we're developing, capacity that we're expanding, the Cat Production System we're rolling out in a global market that is pretty topsy-turvy, with very weak conditions in the U.S. and absolutely booming conditions in a number of places outside the U.S. that I am confident will continue next year.

This will be our sixth consecutive year of record results and we are -- like you say, we are right at the cutting edge of capacity with ourselves and our suppliers in a number of cases.

Andrew Obin - Merrill Lynch - Analyst

Let me just make sure that I do not take your comments on market share out of context. Are you saying that in some regions, you might be more aggressive on pricing to defend your market share or am I misunderstanding something?

Jim Owens - Caterpillar Inc. – Chairman, CEO

I'm saying we expect to maintain, if not improve, our market share, which has eroded slightly due to capacity constraints. And I think as we look at the market, we see a lot of competitors with excess inventory. We have a relative modest, in light of inflation, price realization plan for next year, but that is reflected in the outlook we've provided you.

Andrew Obin - Merrill Lynch - Analyst

Okay, no, but it is two different things to say that your market share will increase because you're out of capacity outside of the U.S. and to say there are people who are being more aggressive and you sort of are not planning on being too aggressive with pricing. One means that if you're at capacity, it drops to your bottom line. Another one means you're getting out to defend your market share. I just want to understand if you are in fact saying that you will try to defend your market share through pricing.

Jim Owens - Caterpillar Inc. - Chairman, CEO

I am saying we intend to maintain and improve our market share going forward. I think I will just leave it at that for the moment.

Andrew Obin - Merrill Lynch - Analyst

Thanks.

Operator

Daniel Dowd.

Daniel Dowd - Sanford C. Bernstein & Company - Analyst

Bernstein. I guess you mentioned in the release that you have had some successes with the Cat Production System. Can I actually ask -- pose a two-part question here? Can I ask you to talk about the things that have been successful and where you have really gained traction as well as the things that continue to be problematic? I guess the second part of that question is can you talk about how you expect the benefits of that to roll out across 2008, nine, and 10? Is it fairly linear kind of improvements or do you see a lot of those benefits backloaded in 2009 and into 2010?

Jim Owens - Caterpillar Inc. - Chairman, CEO

A difficult question, but let me take that one, Jim Owens. First of all, we work very hard on global benchmarking, defining the recipe pretty precisely. It is very comprehensive. It is very process-focused and we're trying to drive this change management of deploying the Cat Production System across essentially 270 facilities worldwide, obviously with a lot of concentration on our biggest, largest facilities.

We know we can do this. We have done it in our Solar gas turbines division. We have done it in Brazil. We are getting exceptionally strong results from those divisions who have effectively deployed a very similar process discipline in their manufacturing operations. I would say we are all taking great encouragement this year that in terms of the how metrics, in terms of getting the people in place, getting the right training vested in our people, getting the metrics boards, getting everything defined, the brutal facts on the table, if you will, in many cases, we're making great progress. The engagement of our employees as we have gone through rapid improvement workshops and myself, all of my officer colleagues are spending time on the shop floor I think are giving us a lot of encouragement.

On pure raw metrics, since we launched our 6 Sigma project on safety and rolled into the Cat Production System, we have improved over a four-year period about 85% enterprisewide from a pretty average level of performance to approaching world class in the vast majority of our facilities worldwide.

In terms of some of our quality metrics, particularly as delivered early, hour quality to dealers, we may have had as strong a improvement in any twelve-month period as we have ever had over the last 12 months. We have actually spent a fair bit of dollars on the warranty side and that cost is up because we are absolutely determined to take care of our end-use customers. We're not going to pennywise and pound foolish. With this huge explosion in volume over the last three years, capacity constraints, supply disruptions, we wanted to be sure we absolutely take care of our customers and do it thoroughly.

But I am very encouraged with some of the quality numbers improving very smartly this year and we are on a path to really cut our mean DRF out -- that Is our dealer repair frequency numbers -- for every one of those metrics in half by 2010. Very aggressive goals. Can we do it? I believe we can, but we are in the throes of radically changing the way we do our work, both our NPI processes and how much work we do pre-release of a product and how we do our manufacturing processes globally. There are startup costs, but I have got an executive office and officer leadership team locked in arms with a common shared vision to get this done. It is going to radically even change the way we operate and work with our dealers and suppliers and we have worked this thing across the whole value chain. It is not as fast as most of you would like, but I am encouraged with where we are.

Maybe, Doug, do you want to add a thought or two on that?

Doug Oberhelman - Caterpillar Inc. - Group President

Just in the area of priorities here, there are four deep tenets of our Production System. We call them people, quality, velocity, and cost. We start with people and safety. Earlier on, it is probably a year or two ahead of -- in terms of sequential -- the sequence of timing. Like Jim said, we are nearing a 90% improvement as we have implemented that. We're not where we want to be, but we will absolutely achieve world-class safety levels on or before 2010 in the area of safety.

The area of quality, velocity, and cost are right behind it and we're starting now as we get into the shops and all of us go out into the factories frequently, more frequently than we ever have -- I am sure that anybody in our officer groups in the past as a collective amount of people -- and we see pockets and cells of improvements that are just really getting started.

So we're very optimistic we're going to repeat the safety levels of improvement and the rest of it over the next couple of years. But it is a process and it takes a while. It's a culture change. It is about management.

So, yes, are we behind? Yes, we are probably behind, but the good news is it is all that in front of us. And certainly those goals that Jim mentioned for 2010 are ripe for the pickings.

Daniel Dowd - Sanford C. Bernstein & Company - Analyst

Okay, let me just follow-up. Do you expect that we will really begin to see structural margin improvements start to roll out across 2008 or would you view this more as a 2009 is where you really start to see the results in the financials?

Jim Owens - Caterpillar Inc. - Chairman, CEO

I really expect it to begin to pull through much more in 2008 and ramp up as we go out into '09 and 10 as we really get good traction with this. I do not think it is linear. I wish it was. But I am confident these numbers will come and I think we'll begin to see some positive results next year. I would like that to be left for positive surprises rather than me trying to get out in front of how fast we can get it all pulled through. But rest assured, we are absolutely working on it with total commitment.

Daniel Dowd - Sanford C. Bernstein & Company - Analyst

Okay, thanks.

Operator

David Bleustein.

David Bleustein - UBS - Analyst

UBS. Quick question, once again, on the core operating costs. When building the plan for next year, is the start for the change in core operating costs simply cost of goods sold times some inflation statistic? And if that's it, how big an offset do you think the Cat Production System and your efforts can make against that normal inflationary trend?

Mike DeWalt - Caterpillar Inc. - IR

I will just make one quick comment on that. When we put our outlook together, it is not quite so general as what was last year plus inflation. We actually do a roll up of all other units in terms of what are their expectations at a fairly detailed level for next year. The reason we call this preliminary is because it has not been all -- it has not been through all the management reviews that you would normally do when you put together a plan. So it is much more detailed than just a gross number last year plus inflation. There's a lot of moving parts.

David Bleustein - UBS - Analyst

All right. Maybe I will just ask the question directly. What should we expect in terms of costs saves? Leave inflation out of it, assuming there was no inflation, how much better do you think you can operate next year in terms of core operating costs than this year, leaving inflation out of it?

Mike DeWalt - Caterpillar Inc. - IR

Yes, we will give you more details I think on the break-out of the outlook for next year when we give our sort of full outlook in January. It would be tough for me to talk over the relative discussion about '08 that Jim just talked about relative to Cat Production.

David Bleustein - UBS - Analyst

Do have yet a forecast for heavy-duty truck engine sales in '08 and '07?

Doug Oberhelman - Caterpillar Inc. – Group President

I will take that one. We're, at the moment, thinking about all-in for '07 about 175,000 for heavy. And right now, I guess a mild guess would be slightly above that, call it 185 to 195. It is all going to be back-end loaded and that is going to imply a fairly substantial pickup sometime around early summer. We will see if that actually happens. Again, it is tonnage-driven at this point and GDP-growth-contingent.

David Bleustein - UBS - Analyst

And that would make 2009 an enormous year, right?

Oberhelman - Caterpillar Inc. – Group President

Well, it would put it back at the capacity of the industry, which is probably that 320,000 like we saw in '06 and that will pressure everybody again. So we will see how that plays out.

David Bleustein - UBS - Analyst

Okay, terrific. Thank you.

Operator

David Raso.

David Raso - Citigroup - Analyst

Citigroup. I am trying to understand obviously the stock, besides macro, is turning into a bit of a believe-me story on the cost side and I'm thinking about a guidance range that is $0.54 on '08, but we have a $0.40 range on the next 90 days. Can you help me understand is there something unique in his fourth quarter that I should understand a $0.40 a guidance range for 90 days?

Mike DeWalt - Caterpillar Inc. - IR

Last year, David, when we went into the fourth quarter, we went in with a $0.25 range and we ended up pretty close to the middle of that range certainly in the fourth quarter of last year. I do not think there is anything magical about it. I think we certainly want to give ourselves room. We recognize that the fourth quarter is usually, for us, a difficult -- all quarters are difficult to forecast. Again, we have hundreds of legal entities and units around the world. The fourth quarter is the end of the year and it has proven historically a little more volatile for us to forecast than most, so I think all I would say is we're trying to give ourselves some room, because it is unpredictable.

David Bleustein - UBS - Analyst

I am trying to understand the $300 million cost increase, needless to say, we're looking at, then, a modest year-over-year hit in the fourth quarter to stay at $1 billion. I recognize the comp gets easier, but just for the benefit of everybody, can you help us then understand when we talk about an increase in costs and we talk about raw materials, but I do not hear anything about -- no, it is a cost because we're paying today for benefits tomorrow. You're talking about it broadly, but to help us quantify that $300 million hit, how much is it -- make the number up, $100 million of things that we did not have to spend, but it's for incremental benefit in the future? Because raw materials, other companies in your own industry, let alone broadly in the industrial economy, are not getting hit with these kind of raw material costs.

Jim Owens - Caterpillar Inc. - Chairman, CEO

You think a lot of people are managing it lower than 1.5% increase on the year?

David Bleustein - UBS - Analyst

Well, let's say net-net -- the other things you're doing to offset are not causing margin disappointment at this degree. Also, we're holding Cat to a higher standard. It is a large machine market outside the U.S., a large engine market outside the U.S. that is really driving those international numbers. You'd think the mix would be a little more positive. I understand a big machine in North America makes more money than a big machine in Germany, but net-net -- obviously we're looking to hold you to a little higher standard. I'm just trying to understand -- it is not just raw material. Also raw material is just a continuing situation and we are all left to the vagaries of that situation. What is the actual costs that are being incurred now that is that you are paying for future benefit, not just going with the flow? Obviously these numbers keep moving up a lot.

Jim Owens - Caterpillar Inc. - Chairman, CEO

David, we have increased our capital plan and I think we spent about $1.55 billion last year. This year, we're probably going to spend about $1.8 billion. It takes a fair bit of management in place to put that capital in place to build up the products that we expect to build, as Doug said. In our Lafayette facility, for example, we're putting in about $300 million of incremental capital this year.

It takes management people, project management people, to put those kind of investments in place and do it cost effectively. We are not seeing the benefits of that yet, but it certainly has a great future benefit.

The Cat Production System, we have been pretty aggressive at recruiting more manufacturing engineers, which, quite frankly, I think we were deficient in that skill set. So we have hired a lot of mid-career people. We're bringing them into our organization. We're putting in team leaders. We have created a division, Cat Production System Division, to transition us through this process. So, yes, we are incurring some incremental expense associated with delivering what we think will be world-class, very-high-standard, best-in-class performance going forward. It does take some investment.

Doug Oberhelman - Caterpillar Inc. - Group President

David, let me try just a little bit here. In the area of labor and burden in the factories, we are trying to do in three years a changeover to get to I am going to call it Toyota-like production rates, while it has taken Toyota probably three generations of management. So we have got the heat on everybody to get this done as fast as we can. And I think that has led to an awful lot of excess cost in the factories to get that done.

As Jim said, we are adding period cost. We're adding machine tool capacity, which results in depreciation. We are adding -- we're not seeing the people fall out yet in the increase in labor efficiency because we're really just pushing this off. I think the consultants will tell you that if we can do this in three years or get close to where we think we can be in three years, it will be absolutely the best anybody has ever seen.

So it stressed us. There is no question our factory people, our factory management, supervisors are under tremendous heat to get this done while we're in a very high period of production. So the old analogy of riding a bike or changing over to another person riding a bike at 60 miles an hour is probably fairly accurate. We got a lot going on in those factories right now to satisfy demand, increase quality, and change over a production system that has been in place in excess of 20 years. It is about as broad answer as I can get to.

David Raso - Citigroup - Analyst

A little more specifically, just last point, if you can help us understand. Your new product costs you would think would be down. Obviously a lot of the new machines are coming out due to emissions standards and we don't have another real major off-highway one for a couple years. So can you help us a little bit quantify NPI costs in '07 versus '08? Your CapEx that you're spending this year, that depreciation is going to show up for work every day next year. That is still going to be a cost there, but is there at least the other costs to go with it? You have got the new Chinese engine plant coming in, but is there post Lafayette, post some other expansion, is there a notable decline in these major CapEx programs in '08 versus '07?

Jim Owens - Caterpillar Inc. - Chairman, CEO

In China, we have got a new engine facility, new components facility, new wheel loader facility. We have got a significant investment going on in a lot of our existing facilities to replace machine M&E, production equipment that has been there for a long, long time and now been running at absolute capacity for four straight years. So that is -- there's some strains there and it is taking capital investment.

Doug Oberhelman - Caterpillar Inc. - Group President

Back to NPI, which I think is a good question, yes, we are going to see the number of new models introduced in '08 and '09 drop, but our R&D spending and our CapEx spending on new product is rolling right along as we introduce a few new products in to geographic regions and get ready for Tier 4A in 2011, which is another huge increase in investment required. So a lot of that is going to new product that is going to be out in three years. I know you do not like to hear that, but we're spending a lot now to make that progression smoother than we did in the past. Some of that is wrapped up inside those big R&D and CapEx numbers, David.

Mike DeWalt - Caterpillar Inc. - IR

We're just about at the end of the time, but I think we have time for one more question.

Operator

Barry Bannister.

Barry Bannister - Stifel Nicolaus - Analyst

Barry Bannister, Stifel Nicolaus. Just a clarification on this pricing issue. It looks like your Machinery and Engine pricing in the quarter was up 2.7% year-over-year in the third quarter and three-quarters of the pricing was non-North America, which is unusual. You announced a 5% price increase to take effect in January '08, which is unusually high. It is also unusual to do such a large increase into a weak North American market, so may we infer that you expect to have quite a bit of international price realization in '08?

Mike DeWalt - Caterpillar Inc. - IR

Two things, Barry. One, you're right that certainly in the third quarter, pricing outside the U.S. was stronger than pricing inside the U.S. I think that is just a function of the demand. You know, sales are down in the U.S. We have worked hard in taking dealer inventory out and outside the U.S., business is booming.

In terms of '08, we did announce a price increase but it was not a 5% price increase. It was a price the increase on Machines and Engines, kind of depending on the model, from 0 to 5%. Certainly the average, while we have not disclosed a total average, I can tell you it will not be 5%. Closer to two.

Barry Bannister - Stifel Nicolaus - Analyst

Okay, that is good to know. Did you quantify the transitional costs associated with the launch of the Cat Production System that fell into the quarter and how much such costs might affect future periods?

Mike DeWalt - Caterpillar Inc. - IR

No, we have not quantified it and, frankly, separating that discreetly from other ongoing costs is actually very hard to do. It is the same people who are building the product that are working on Cat Production System. There are a few buckets of it that in terms, as Jim said, where you're hiring people explicitly to do it. But the impact on sort of the current workforce is pretty tough to specifically measure.

Barry Bannister - Stifel Nicolaus - Analyst

Thank you.

Jim Owens - Caterpillar Inc. - Chairman, CEO

Let me maybe close with one thought. You know, for Caterpillar to be sitting here with all-time record results with housing in the U.S. as weak as we are currently experiencing, the on-highway truck segment as weak as we're currently experiencing, for us to be enjoying all-time record results, driving a very significant capacity expansion campaign and rolling out the Cat Production System worldwide, I am really pleased with how team Caterpillar is working.

And our outlook for next year, while it may seem modest, to look for growth in sales next year, real growth in sales, in the global economy we're looking at and to maintain or improve our profitability on that sales, our return on sales. I think it is a pretty remarkable time. With that said, we know we're not getting the pull-through from Cat Production System that we would like to see yet reflected in our 2008 numbers. We are working very hard to do that and I would say we remain supremely confident that these numbers will come through and will be well within the 15 to 20% range of earnings per share growth in that 2010 time frame.

I look forward to talking with you all about that when we get to our analysts meeting in Las Vegas come March.

Mike DeWalt - Caterpillar Inc. - IR

Okay, thank you very much. Have a good day.

Operator

Thank you. Ladies and gentlemen, this does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.